SUBSIDIARIES OF REGISTRANT                                         Exhibit 21

The subsidiaries of MidAmerica Bancorp are listed below. Each of the companies with the exception of MidAmerica Bank, F.S.B., which is a Federal Savings Bank organized under laws of the United States, is incorporated in the state of Kentucky.

Bank of Louisville

MidAmerica Gift Certificate Company

Eton Life Insurance Company

MidAmerica Data Processing Inc.

MidAmerica Property Management Company

MABC Leasing Company

MidAmerica Bank, F.S.B.